Exhibit 99

Accenture Names Simon Eaves Group Chief Executive — Products,
Succeeding Sander van ’t Noordende

NEW YORK; Sept. 24, 2019 — Accenture (NYSE: ACN) has appointed Simon Eaves as group chief executive — Products, effective Oct. 1, 2019. He succeeds Sander van ’t Noordende, who will remain with the company through Dec. 31, 2019.

Eaves currently leads both growth & strategy and global sales for Accenture’s Products operating group, with responsibility for driving strategy, innovation and investments across the group, as well as for its regional sales teams around the world. Previously, he held various leadership positions in client service and consulting within Products, both in the UK and globally. In his new role, Eaves will lead the Products operating group, which serves clients in the air, freight & travel services; automotive; consumer goods & services; industrial equipment; infrastructure & transportation services; life sciences; and retail industries. He will join Accenture’s Global Management Committee.

“Simon brings an outstanding track record over more than 20 years in our Products organization to his new role as group chief executive,” said Julie Sweet, Accenture’s chief executive officer. “He has distinguished himself through his deep industry expertise, the value he has created for many of our largest clients, and the strategic vision and global perspective he brings to the entire business. Simon also is known for his commitment to the ongoing development of our people and leaders, and for living our core values.

“I also want to recognize and thank Sander for his significant contributions to Accenture during his 32‑year career with our company. He has driven impressive growth in Products, our largest operating group, and previously led our Management Consulting and Resources businesses globally. Sander has demonstrated a passion for helping clients transform their organizations in the new digital world, as well as a deep commitment to inclusion and diversity at Accenture and beyond. On behalf of Accenture, I wish Sander all the best in the future.”

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 482,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture
+1 917 452 6561
stacey.jones@accenture.com